Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including any amendments thereto) with respect to the shares of common stock, $0.0001 par value, of Eagle Nuclear Energy Corp., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of April 28, 2026.

Supercycle Holdings LLC, a Delaware limited liability company

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Manager

Spring Valley Acquisition Sponsor II LLC, a Delaware limited liability company

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Manager

/s/ Christopher Sorrells
Christopher Sorrells